Calculation of Filing Fee Tables
Form S-3
(Form Type)
Pruco Life Insurance Company
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation Or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	N/A	N/A	Rule 457(o)	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fees Previously Paid	N/A	N/A	Rule 457(o)	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Carry Forward Securities
Carry Forward Securities	Other	Market Value Adjusted Annuity Contracts	Rule 415(a)(6)	(1)(2)	(1)	To be completed by Pre-effective Amendment		N/A	Form S-3	333-265387	08/15/2022	To be completed by Pre-effective Amendment
	Total Offering Amounts					$__________		$0.00
	Total Fees Previously Paid							$0.00
	Total Fee Offsets							$0.00
	Net Fee Due							$0.00

(1)	The Amount Registered and the Proposed Maximum Offering Price Per Unit are not applicable because the securities are not issued in predetermined amounts or units.
(2)
Approximately $__________ of unsold securities previously registered in the Registration Statement on Form S-3, File No. 333-265387 (“Prior Registration Statement”) are hereby carried forward to this Registration Statement on Form S-3. In accordance with Rule 415(a)(6) the offering of securities under the Prior Registration Statement will be deemed terminated as of the Effective Date of this Registration Statement.